EXHIBIT 99.1

News Release

P.O. Box 110 ▪ Route 5 ▪ South Deerfield ▪ MA ▪ 01373-0110
FOR IMMEDIATE RELEASE

Contact:	Bruce H. Besanko
(413) 665-8306
THE YANKEE CANDLE COMPANY, INC. ANNOUNCES
AGREEMENT FOR $34.75 PER SHARE CASH MERGER
South Deerfield, MA – October 25, 2006 – The Yankee Candle Company, Inc. (“Yankee” or the “Company”; NYSE:YCC) today announced that it has entered into a definitive merger agreement under which an affiliate of Madison Dearborn Partners, LLC (“MDP”), a leading private equity investment firm, will acquire all of the outstanding shares of Yankee for approximately $1.4 billion in cash. The total value of the transaction, including assumed debt, is approximately $1.7 billion. The Board of Directors of Yankee has approved the merger agreement and has resolved to recommend that Yankee’s shareholders adopt the agreement. The transaction, which is expected to close in the first quarter of 2007, is subject to approval by Yankee’s shareholders, as well as other customary closing conditions, including the expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.
In the merger, Yankee shareholders will receive $34.75 in cash for each share of Yankee common stock they hold, subject to the terms and conditions of the merger agreement. This price reflects a premium of more than 57% to the closing price of the stock on July 25, 2006, the last trading day prior to the Company’s announcement regarding its review of strategic alternatives.
Craig Rydin, Chairman and Chief Executive Officer, said: “Consistent with its fiduciary obligations and in consultation with its independent financial and legal advisors, Yankee’s Board of Directors, after extensive negotiations and careful consideration, concluded that this transaction was in the best interest of our shareholders.”
“We are delighted to partner with Craig and Yankee Candle management to help build on Yankee’s brand strength and to capitalize on the significant growth opportunities ahead,” said Rob Selati, a managing director at MDP. “We are extremely excited about the prospects of working with such a powerful and differentiated multi-channel retailer and wholesaler.”

Lehman Brothers acted as financial advisor and Fried, Frank, Harris, Shriver & Jacobson LLP acted as legal advisor to Yankee and its Board of Directors in connection with its review of strategic alternatives and with this transaction. Merrill Lynch & Co. acted as financial advisor and Kirkland & Ellis acted as legal advisor to MDP.
Important Additional Information Regarding The Merger Will Be Filed With The SEC
In connection with the proposed merger, The Yankee Candle Company, Inc. will file a proxy statement with the Securities and Exchange Commission. INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER AND THE PARTIES THERETO. Investors and security holders may obtain a free copy of the proxy statement (when available) and other documents filed by The Yankee Candle Company, Inc. at the Securities and Exchange Commission’s web site at http://www.sec.gov. The proxy statement and such other documents may also be obtained for free from Yankee by directing such requests to:
The Yankee Candle Company, Inc.
16 Yankee Candle Way
South Deerfield, MA 01373
Attn: Chief Financial Officer
Yankee and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the proposed merger. Information concerning the interests of Yankee’s participants in the solicitation, which may be different than those of Yankee stockholders generally, is set forth in Yankee’s proxy statements and Annual Reports on Form 10-K, previously filed with the Securities and Exchange Commission, and in the proxy statement relating to the merger when it becomes available.
About Yankee Candle
The Yankee Candle Company, Inc. is the leading designer, manufacturer, wholesaler and retailer of premium scented candles, based on sales, in the giftware industry. Yankee has a 36-year history of offering distinctive products and marketing them as affordable luxuries and consumable gifts. The Company sells its products through a North American wholesale customer network of approximately 17,454 store locations, a growing base of Company owned and operated retail stores (409 located in 42 states as of September 30, 2006, including 15 Illuminations stores), direct mail catalogs, its Internet website (www.yankeecandle.com), international distributors and to a European wholesale customer network of approximately 2,428 store locations (through its distribution center located in Bristol, England).
About Madison Dearborn Partners, LLC
Madison Dearborn Partners, based in Chicago, is one of the largest and most experienced private equity investment firms in the United States. MDP has approximately $14 billion of equity capital under management, and makes new investments through its most recent fund Madison Dearborn Capital Partners V, L.P., a $6.5 billion fund raised in 2006. MDP focuses on management buyout transactions and other private equity investments across a broad spectrum of industries, including basic industries, communications, consumer, financial services, and health care. For more information, please visit the MDP website at www.mdcp.com.
This press release contains certain information constituting “forward-looking statements” for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. Forward-looking statements include but are not limited to the statements contained herein with respect to the proposed transaction, its expected time of consummation, any impact of the proposed transaction on the Company’s financial and operating results, and any other statements concerning the Company’s or management’s plans, objectives, goals, strategies, expectations, estimates, beliefs or projections, or any other statements concerning future performance or events. Actual results could differ materially from those indicated by these forward-looking statements as a result of various risks and uncertainties, including but not limited to the following: the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; risks associated with uncertainty as to whether the transaction will be completed on the terms described herein; costs and potential litigation associated with the transaction; the failure to obtain stockholder approval or the failure to satisfy other conditions to the completion of the merger, including the expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976; the failure to obtain the necessary financing arrangements set forth in commitment letters received in connection with the merger; risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger; the ability to recognize the benefits of the merger; the amount of the costs, fees, expenses and charges related to the merger; and the actual terms of certain financings that will be obtained for the merger, and other factors described or contained in the Company’s most recent Quarterly Report on Form 10-Q or Annual Report on Form 10-K on file with the Securities and Exchange Commission. Any forward-looking statements represent our views only as of today and should not be relied upon as representing our views as of any subsequent date. While we may elect to update certain forward-looking statements at some point in the future, we specifically disclaim any obligation to do so even if experience or future events may cause the views contained in any forward-looking statements to change.